Pioneer Growth Shares
6/30/98 NSAR
Item 77C

(a) The registrant held a special meeting of shareholders on Tuesday, April 21, 1998.

(b) Proposal 2 from the registrant's definitive proxy statement filed electronically with the Commission on March 12, 1998 (Accession No. 0000069404-98-000007) (the "Proxy Statement") is incorporated herein by reference in response to sub-item 77C(b).

(c) Proposals 1 and 3 from the Proxy Statement are incorporated herein by reference in response to sub-item 77C(c). The results of shareholder voting under the caption "Results of Shareowner Meetings" from the registrant's
June 30, 1998 semiannual report to shareholders filed electronically with the Commission on August 20, 1998 (Accession No. 0000069404-98-000011) are incorporated herein by reference in response to sub-item 77C(c). Shareholder voting on a new management contract including a performance-based management fee (Proposal 1 in the Proxy Statement) was adjourned to meetings held June 18 and July 21, 1998; ultimately Proposal 1 was not approved by a majority of the registrant's outstanding voting securities.

(d) None.